Exhibit 4.51

[Translated from the original Chinese version]

FRAMWORK AGREEMENT ON EXERCISING PURCHASE OPTION

among

LINGHAI MA

and

SHENZHEN NEWRAND SECURITIES ADVISORY AND INVESTMENT CO., LTD.

FORTUNE SOFTWARE (BEIJING) CO., LTD.

BEIJING FUHUA INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

FORTUNE (BEIJING) SUCCESS TECHNOLOGY CO., LTD

JANUARY, 2012

BEIJING, CHINA

The framework agreement is entered into as of the date of January 11, 2012 in Beijing, People’s Republic of China (the “PRC”) by and among the following parties:

Party A: Linghai Ma

Address: 9th Floor of Tower C, Corporate Square, 35 Financial Street, Xicheng District, Beijing

ID No.: 210821197010201014

Party B: Fortune Software (Beijing) Co., Ltd.

Address: Room 626, Beijing Aerospace CPMIEC Building, No. 30 Haidian South Road, Haidian District, Beijing

Fortune (Beijing) Success Technology Co., Ltd.

Address: Room 623, Beijing Aerospace CPMIEC Building, No. 30 Haidian South Road, Haidian District, Beijing

Beijing Fuhua Innovation Technology Development Co., Ltd.

Address: 9/F., Tower C, Corporate Square, No.35 Financial Street, Xicheng District, Beijing

Party C: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Address: Room 1006, 10/F, Block 4, SEG Science & Tech Park, North Huaqiang Rd, Futian District, Shenzhen

Whereas:

1.	Party A and Lin Yang are current shareholders of Party C which have made registrations at the Administration of Industry and Commerce authorities, and each holding 82.5% and 17.5% shares in Party C respectively;

2.	Party B is a limited liability company duly organized and validly existing under the laws of the People’s Republic of China;

3.	To finance the investment by Party A in Party C, Party B has entered into Loan Agreements (“Loan Agreement”) with Party A in 2008, providing Party A with a loan of RMB 21,567,873.7. Pursuant to the Loan Agreement, Party A has invested the full amount of the loans in Party C;

4.	As the consideration for the loan provided by Party B to Party A, Party A entered into a Purchase Option and Cooperation Agreement (“Purchase Option Agreement”) with Party C in 2008, granting Party B the exclusive option to purchase all or part of shares/assets in Party C holding by both parties or either party of Party A at any time, in accordance with China laws;

5.	Party B intends to adjust share percentage in Party C holding by Party A and increase paid-in capital of Party C. Party B is intended to exercise the purchase option to purchase entire shares in Party C holding by Party A in accordance with the Purchase Option Agreement and Fortune Software (Beijing) Co., Ltd. Of Party B shall provide a loan of RMB 19,880,215.27 to Party A to invest in Party C and Party A shall hold 55% of shares in Party C.

Therefore, in accordance with the principle of sincere cooperation, mutual benefit and joint development, through friendly negotiation, the Parties hereby enter into the following agreements:

1.	Exercise of the Purchase Option

1.1.	In accordance with Article 3 under the Purchase Option Agreement, the purchase price of entire shares in Party C holding by Party A shall be the sum of the loan principal lent by Party B to Party A, which is equivalent to RMB 21,567,873.7 (“Purchase Price”).

2.	Loan Arrangements

2.1.	Party B shall refresh the loan to Party A with the amount of RMB 19,880,215.27.Party A shall enter the loan agreement with Party B to the satisfaction of Party B, in accordance with the content and form of Appendix III hereto.

3. Change of Purchase Option Agreement

3.1.	The parties agree that, Party A shall enter into a new purchase option and cooperation agreement, in accordance with the content and form stipulated in Appendix VI hereto.

3.2.	Except as otherwise stated or agreed by the parties, all obligations of Party A under the original Purchase Option Agreement and Proxy on the voting rights issued to Party B will be terminated at the registration day.

4.	Confidentiality

Without prior approval of the parties, any party shall keep confidential the content of the agreement, and shall not disclose to any other person the content of the agreement or make any public disclosure of the content hereof. However, the article does not make any restrictions on (i) any disclosure made in accordance with relevant laws or regulations of any stock exchange market; (ii) any disclosed information which may be obtained through public channels, and is not caused so by the defaulting of the disclosing party; (iii) any disclosure to shareholders, legal consultants, accountants, financial consultants and other professional consultants of any parties; or (iv) disclosure made to one party’s potential buyer of shares/assets, other investors, debt or share financing providers, and the receiving party shall make proper confidentiality undertakings (in the event that the transfer party is not Party B, the approval from Party B shall be obtained as well).

5.	Notification

5.1.	Any notice, request, requirement and other correspondences required by the Agreement or made in accordance with the Agreement, shall be made in written form and sent to the addresses of the parties first above written herein.

5.2.	Notices hereunder shall be sent to the other party’s address and/or number, by ways of personal delivery, prepaid registered airmail, acknowledged carrier or fax. Such notices shall be deemed to have been effectively given on the following dates: (1) notices delivered by person shall be deemed to have been effectively served on the date of personal delivery; (2) notices sent by prepaid registered airmail shall be deemed to have been effectively served on the seventh day after the day they were delivered for mailing (as indicated by the postmark); (3) notices sent by courier service shall be deemed to have been effectively served on the third day after they were delivered to an acknowledged courier; (4) notices sent by facsimile shall be deemed to have been effectively served on the first working day after being transmitted.

6.	Dispute Resolution

6.1.	Any dispute arises from the interpretation or performance of terms hereof by the parties, shall be settled through friendly consultation. If the parties fail to make a written agreement after consultation, the dispute shall be submitted for arbitration in accordance with the agreement. The arbitration shall be final and exclusive. Unless otherwise expressly stipulated herein, any party waives expressly its right to submit a dispute to court for a legal action, and the waiver is irrevocable.

6.2.	The arbitration shall be submitted to China International Economic and Trade Arbitration Committee (“Arbitration Committee”) to be arbitrated in accordance with then-in-force arbitration rules. The place of arbitration shall be Beijing. Unless otherwise stipulated in the arbitration award, the arbitration fee (including reasonable attorney fees and expenses) shall be borne by the losing party.

7.	Supplementary Provisions

7.1.	The failure or delay of any party hereof to exercise any right hereunder shall not be deemed as a waiver thereof, nor any single or partial exercise of any right preclude further exercise thereof in future by the party.

7.2.	The headings of articles herein are provided for the purpose of index. Such headings shall in no event be used or affected interpretations of the terms herein.

7.3.	The conclusion, effectiveness, interpretation of the agreement and the settlement of disputes in connection therewith, shall be governed by laws of Hong Kong Special Administration Region of the People’s Republic of China.

7.4.	Each party hereunder concludes the agreement with legal purpose. Each term hereof is severable and independent from the others. If at any time one or more of such terms is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms hereof shall not in any way be affected thereby; and the parties shall make every endeavor to negotiate and arrive at new terms to substitute the invalid, illegal and unenforceable terms, and preserve as near as possible business purposes of the original terms.

7.5.	Upon the effectiveness of the agreement, the parties shall fully perform the agreement. Any modifications of the agreement shall only be effective in written form, through consultations of the parties, and obtained necessary authorization and approval by Party C.

7.6.	Matters not covered in the agreement shall be dealt with in a supplementary agreement, and annexed hereto. The supplementary agreement shall have the same legal force as the agreement.

7.7.	The agreement is executed in five original copies, which are equally authentic. Each party hereto shall hold one copy.

7.8.	The agreement shall be effective upon execution.

(The reminder of this page is intentionally left blank.)

  【Signature page, no body text】

The Frame Agreement is executed by the following parties:

Party A: Linghai Ma

(signature): /s/

Party B: Fortune Software (Beijing) Co., Ltd.

Seal: /s/

Fortune (Beijing) Success Technology Co., Ltd.

Seal: /s/

Beijing Fuhua Innovation Technology Development Co., Ltd.

Seal: /s/

Party C: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Seal: /s/

Appendix I Option Exercise Notice

Option Exercise Notice

To: Linghai Ma

Address: 9/F., Tower C, Corporate Square, No.35 Financial Street, Xicheng District, Beijing

Date: January 11, 2012

Dear Linghai Ma,

As per the Purchase Option and Cooperation Agreement entered into in 2008 among us and others, we hereby acquire all of the equity interests of Shenzhen Newrand Securities Advisory and Investment Co., Ltd. which accounting for 82.5% equity interests owned by you. Please carry out all necessary procedures to complete the transfer of shares within 30 days of this Notice.

Yours truly,

Fortune Software (Beijing) Co., Ltd.
(Seal)

Fortune (Beijing) Success Technology Co., Ltd.

(Seal)

Beijing Fuhua Innovation Technology Development Co., Ltd.

(Seal)

Exhibit III: Loan Agreement and Receipts for the Loan

LOAN AGREEMENT

The Loan Agreement (the “Agreement”) is entered into as of January 11, 2012 among the following parties in Beijing, the People’s Republic of China (the “PRC”):

PARTY A: Fortune Software (Beijing) Co., Ltd. (“LENDER”)

Address: Room 626, Beijing Aerospace CPMIEC Building, No. 30 Haidian South Road, Haidian District, Beijing

Legal representative: Jun Wang

PARTY B: Linhai Ma (“BORROWER”)

Address: Room 1006, 10/F, Block 4, SEG Science & Tech Park, North Huaqiang Rd, Futian District, Shenzhen

ID No.: 210821197010201014

WHEREAS,

1. The Lender is a wholly foreign owned enterprise duly organized and validly existing under the laws of the PRC.

2. The Borrowers desire to acquire 55% equity interest in Shenzhen Shangtong Software Co., Ltd. in the PRC (“Company”). The Borrowers desire to borrow loans from the Lender to acquire 55% equity interest in the Company, and the Lender agrees to provide such loans to Borrowers.

THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development, through friendly negotiation, the Parties hereby enter into the following agreements pursuant to relevant PRC laws and regulations.

ARTICLE 1 AMOUNT AND PURPOSE

1.1 Loan Amount: the Lender agrees to provide a loan with the amount of RMB 19,880,215.27 from its self-owned fund to Party B.

1.2 Purpose of the Loan: the Borrowers shall only use the Loan hereunder to acquire 55% equity interest in the Company. Without the prior written consent of the Lender, the Borrowers shall not use such Loan for any other purpose, or pledge their equity interests in the New Company to any other third party.

ARTICLE 2 PAYMENT FOR THE LOAN

2.1 Payment Notice: the Lender shall deposit the loan amount to the following accounts designated by the Borrowers within ten days after the execution of this Agreement:

ARTICLE 3 TERM, REPAYMENT AND INTEREST OF THE LOAN

3.1 The term of the loan shall be 10 years and may be renewed pursuant to the agreement between the Parties (“Term”). Notwithstanding the foregoing, in the following circumstances, the Borrowers shall repay the Loan regardless if the Term has expired:

(1) The Borrowers decease or become a person without legal capacity or with limited legal capacity;

(2) The Borrowers commit a crime or are involved in a criminal act; or

(3) The Lender or its designated assignee can legally purchase the Borrowers’ shares in the New Company under the PRC law and the Lender chooses to do so.

3.2 The Borrowers can repay the Loan by transferring all of their equity interests in the New Company to the Lender or a third Party D designated by the Lender when such transfer is permitted under the PRC law. In the event (1) the Borrowers transfer all of their equity interests in the New Company to the Lender or a third Party D designated by the Lender when such transfer is permitted under the PRC law, or (2) the Borrowers receive dividends from the New Company, the Borrowers shall deposit all the funds or dividends obtained from such transfer or the New Company, as the case may be, to the account designated by the Lender (no matter such amount is higher or less than the principal amount of the Loan).

3.3 The Lender and the Borrowers hereby jointly agree and confirm that the Lender, has the right to, but has no obligation to, purchase or designate a third party (legal person or natural person) to purchase all or part of Borrower’s interest in the New Company at a price equal to the amount of the Loan when such purchase is allowed under the PRC law. If Lender or the third party assignee designated by Lender only purchases part of Borrower’s interest in the New Company, the purchase price shall be reduced on a pro rata basis.

3.4 In the event when the Borrowers transfer their interest in the New Company to the Lender or a third party transferee designated by Lender, (i) if the total of (1) the actual transfer price paid by Lender or the third party transferee and (2) the dividends obtained from the New Company by the Lender (if applicable) equals or is less than the principal amount of the Loan, the Loan shall be deemed as interest free; (ii) if the total of (1) the actual transfer price paid by Lender or the third party transferee and (2) the dividends obtained from the New Company by the Lender (if applicable) is higher than the principal amount of the Loan, the amount exceeding the principal amount of the Loan shall be deemed as an interest accrued on the Loan and paid by Borrowers to Lender in full.

ARTICLE 4 CONFIDENTIALITY

4.1 The Parties acknowledge and confirm that any oral or written materials concerning this Agreement exchanged between them are confidential information. The Parties shall protect and maintain the confidentiality of all such confidential data and information and shall not disclose to any third party without the other party’s written consent, except (a) the data or information that was in the public domain or later becomes published or generally known to the public, provided that it is not released by the receiving party, (b) the data or information that shall be disclosed pursuant to applicable laws or regulations, and (c) the data or information that shall be disclosed to One Party’s legal counsel or financial counsel who shall also bear the obligation of maintaining the confidentiality similar to the obligations hereof. The undue disclosing of the confidential data or information of One Party’s legal counsel or financial counsel shall be deemed the undue disclosing of such party who shall take on the liability of breach of this Agreement.

ARTICLE 5 DISPUTE RESOLUTION

5.1 The execution, validity, interpretation, performance, implementation, termination and settlement of disputes of this Agreement shall be governed by the laws of the PRC.

5.2 Any dispute arising from or in connection with this Agreement shall be settled through friendly negotiation. If the parties fail to make any written agreement within thirty days after consultation, such dispute will be submitted (by the Lender or the Borrowers) to the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with its arbitration rules/procedures. The arbitration shall commence from the date of filing. The tribunal will be composed of one (1) arbitrator appointed by the chairman of CIETAC. The arbitration shall be final and bind the Parties. Unless otherwise stipulated by the arbitrator, the arbitration fee (including reasonable attorney fees and attorney expenses) shall be borne by the losing party.

ARTICLE 6 EFFECTIVENESS

6.1 This Agreement shall become effective after the execution of the Parties. The Agreement can be terminated by one Party through sending a written notice to the other Parties thirty days prior to the termination. Otherwise any Party shall not terminate this Agreement unilaterally without the mutual agreement of the Parties.

ARTICLE 7 AMENDMENT

7.1 Upon the effectiveness of the agreement, the parties shall fully perform the agreement. Any modifications of the agreement shall only be effective in written form through consultations of the parties. Any modification and supplementary to this Agreement after signed by both Parties, become an integral part of this Agreement, and has the same legal force with this Agreement.

ARTICLE 8 MISCELLANEOUS

8.1 The headings of articles herein are provided for the purpose of reference. Such headings shall in no event be used or affected interpretations of the terms herein.

8.2 Matters not covered in the agreement shall be dealt with in a supplementary agreement, and annexed hereto. The supplementary agreement shall be an integral part of this Agreement and have the same legal force as the agreement.

8.3 Any provision of this Agreement that is invalid or unenforceable shall not affect the validity and enforceability of any other provisions hereof.

8.4 The agreement is executed in TWO original copies with same legal effect. Each party hereto shall hold one copy.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first hereinabove set forth.

Party A:

Fortune Software (Beijing) Co., Ltd.

Seal

Party B: Linghai Ma

(signature)

RECEIPT

Date: January 2012

According to the Loan Agreement entered into between Fortune Software (Beijing) Co., Ltd. and I on January, 2012, I have received all of the loan. The obligation of payment of Fortune Software (Beijing) Co., Ltd. under the Loan Agreement has been fully fulfilled.

Linghai Ma (signature):

ID No.: 210821197010201014

Exhibit V: Receipts for Loans from Party B

Receipt

Date: January 11, 2012

According to the Loan Agreement entered into between Fortune Software (Beijing) Co., Ltd., Fortune (Beijing) Success Technology Co., Ltd. and Beijing Fuhua Innovation Technology Development Co., Ltd. (“Our Company”) and Linghai Ma in 2008, our Company has been repaid all amount of the loan. The obligation of payment of Linghai Ma under the Loan Agreement has been fully fulfilled.

Fortune Software (Beijing) Co., Ltd.

Seal

Fortune (Beijing) Success Technology Co., Ltd.

Seal

Beijing Fuhua Innovation Technology Development Co., Ltd.

Seal

Exhibit VI: New Purchase Option Agreement (Signed by Party B, C and D)

Exhibit VII: New Share Pledge Agreement (Signed by Party B and C)